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                                                               EXHIBIT 14(B)

                       APPOINTMENT OF SUCCESSOR CUSTODIAN


         Pacific Horizon Funds, Inc., a Maryland corporation and a regulated investment company as defined in Section 851 of the Internal Revenue Code of 1986 (the "Company"), originally appointed The Bank of New York, a New York corporation, as custodian (the "original Custodian") of the individual retirement accounts (the "Accounts") sponsored by the Company under the Pacific Horizon Fund Individual Retirement Plan, Custodial Agreement and related documentation (the "Custodial Agreement").
         Pursuant to the provisions of said Custodial Agreement, the original Custodian has been replaced as the Custodian thereunder and the Company has appointed Security Pacific National Bank, a national banking association, as successor Custodian. Such resignation and appointment shall become effective at the close of business on August 3, 1990, the date Security Pacific National Bank accepts its appointment to act as such successor Custodian for the Accounts. Thereupon the original Custodian shall transfer and deliver to Security Pacific National Bank the Accounts and their assets. The Company hereby certifies that it has directed the original Custodian to transfer all of the Accounts and their assets now held by the original Custodian.
         Upon acceptance by Security Pacific National Bank of its appointment as successor Custodian, the Company shall (1) amend the Custodial Agreement to reflect such appointment, and (2)






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cause the holders of the Accounts to be notified of such appointment.
         Security Pacific National Bank as the successor Custodian hereunder shall succeed to all of the powers, rights, discretions, obligations and immunities of such original Custodian; provided, however, that Security Pacific National Bank as the successor Custodian shall not be liable or responsible for anything done or omitted in the administration of the Accounts prior to the date it shall become such successor Custodian, nor have any duty or responsibility to inquire into or take any action with respect to any acts performed or omitted by the original Custodian prior to Security Pacific National Bank becoming the successor Custodian hereunder.

                            PACIFIC HORIZON FUNDS, INC.


                            By/s/ Thomas M. Collins
                              ---------------------
                            Its President
                              ---------------------

Dated:  July 31, 1990



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                       ACCEPTANCE BY SUCCESSOR CUSTODIAN


         Security Pacific National Bank, a national banking association, hereby accepts its appointment as successor Custodian following fulfillment of the conditions referred to in the foregoing Appointment of Successor Custodian.

                                SECURITY PACIFIC NATIONAL BANK


                                By /s/ C. R. Cooper
                                  ------------------------
                                Its First Vice President
                                   -----------------------




Effective at the Close of Business on August 3, 1990





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